UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2024

CARTESIAN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

704 Quince Orchard Road, Gaithersburg, MD 20878
(Address of principal executive offices)(Zip Code)

(617) 923-1400
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	RNAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2024, Cartesian Therapeutics, Inc. (the “Company”) entered into a lease agreement with 7495 RP, LLC (the “Landlord”), pursuant to which the Company agreed to lease from the Landlord the manufacturing space located at 7495 New Horizon Way, Frederick, Maryland 21702 (the “Lease Agreement”). The space consists of approximately 20,000 leasable square feet of integrated manufacturing and office space. The initial term of the Lease Agreement is expected to commence no later than April 1, 2024, once the Landlord has obtained legal possession of the premises free of the existing tenant and delivered full possession of the premises to the Company (the “Commencement Date”). The Lease Agreement will terminate seven full lease years following the Commencement Date which, assuming a Commencement Date of April 1, 2024, will be May 31, 2031. The Company will have one option to extend the term of the Lease Agreement for a period of five years at a cost of 100% of the then-fair market value, not to exceed 103% of the then-current base rent. The base rent for the first year is $902,353, or $47 per square foot of leasable space, subject to an annual upward adjustment of 3% of the then-current rental rate, starting on the first anniversary of the first payment of rent under the Lease Agreement, and other potential adjustments based on the Company’s utilization of certain tenant improvement allowances.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full Lease Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2024, Aymeric Sallin, a member of the Board of Directors (the “Board”) of the Company, notified the Company of his resignation from the Board, effective immediately, to pursue other opportunities. Prior to his resignation, Mr. Sallin served on the Board’s Compensation Committee, and in connection with his resignation, Mr. Sallin will cease service on such committee. Mr. Sallin’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Sallin has been a valued member of the Company’s Board since its initial foundation in 2007, providing exemplary service and many important contributions to the Company during his tenure on the Board. The Company thanks Mr. Sallin for his advice and leadership as a member of the Company’s Board and wishes Mr. Sallin well as he pursues other opportunities.

Item 7.01	Regulation FD Disclosure.

On March 5, 2024, the Company issued a press release announcing its entry into the Lease Agreement and its related plans to transition its corporate headquarters to Frederick, Maryland. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing. The Company undertakes no obligation to update, supplement or amend the press release attached hereto as Exhibit 99.1, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release Issued on March 5, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN THERAPEUTICS, INC.

Date: March 5, 2024	By:	/s/ Carsten Brunn, Ph.D.
Carsten Brunn, Ph.D.
President and Chief Executive Officer